EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Form S-8; and Registration Statement No. 333-175818 on Form S-3; of our reports dated February 7, 2012, relating to the financial statements of Northrop Grumman Corporation and the effectiveness of Northrop Grumman Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

McLean, Virginia

February 7, 2012